UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 11, 2009

LATTICE CORPORATION
(Exact name of registrant as specified in charter)

Delaware		22-2011859
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

7150 N. Pennsauken, New Jersey 08109
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (856)910-1166

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 11, 2009, Lattice Incorporated (the “Company”) entered into an Accounts Receivable Purchase Agreement (the “Agreement”) with Republic Capital Access, LLC (“Republic Capital”).  The Agreement shall terminate on December 31, 2009 unless otherwise extended by the parties.  The maximum amount of receivables purchased under the Agreement shall not exceed $2,500,000.

Pursuant to the terms of the Agreement, Republic Capital agreed to purchase certain eligible receivables of the Company (the “Eligible Receivables”) at an initial purchase price equal to 90% of the face amount of the Eligible Receivables (the “Initial Purchase Price”). Within 2 days of the collection of the Eligible Accounts (the “Residual Payment Date”), Republic Capital shall pay the Company an amount equal to the total amount collected less the sum of (i) the Initial Purchase Price; (ii) the Discount Factor (as defined below) owed with respect to the purchased receivable; and (iii) the total of all accrued and unpaid Program Access Fees.  On each Residual Payment Date, Republic Capital is entitled to deduct from any collections an amount equal to 0.35% of the face amount of the purchased receivable (the “Discount Factor”).  Upon execution of the Agreement, the Company paid Republic Capital an enrollment fee of $12,500.  Further, on each Residual Payment Date, an amount equal to the sum of 0.0226% of the daily ending account balance for each day during the applicable period shall be deducted from the amount collected (the “Program Access Fee”).  In addition, pursuant to the terms of the Agreement, the Company shall pay Republic Capital a quarterly fee equal to $2,500 if the average account balance for each day is less than $1,500,000.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

See Item 1.01 above

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of business acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Exhibits.

10.21	Accounts Receivable Purchase Agreement dated March 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE INCORPORATED

Date: March 27, 2009	By:	/s/ Joe Noto
Name: Joe Noto
Title: Chief Financial Officer